Eton Pharmaceuticals Announces Pricing of Initial Public Offering

DEER PARK, Ill., Nov. 12, 2018 (GLOBE NEWSWIRE) -- Eton Pharmaceuticals, Inc (NASDAQ: ETON), a specialty pharmaceutical company focused on developing and commercializing innovative drug products, today announced the pricing of its initial public offering of 3,600,000 shares of its common stock at a public offering price of $6.00 per share. All of the shares are being offered by Eton. In addition, Eton has granted the underwriter a 45-day option to purchase an additional 540,000 shares of common stock at the initial public offering price, less underwriting discounts and commissions.

The gross proceeds from the offering, before deducting underwriting discounts and commissions and offering expenses payable by Eton, are expected to be approximately $21.6 million, excluding any proceeds from the exercise of the underwriter’s option to purchase additional shares. Eton’s common stock has been approved for listing on the Nasdaq Global Market and is expected to begin trading under the ticker symbol “ETON” on November 13, 2018. The proposed offering is expected to close on November 15, 2018, subject to customary closing conditions.

National Securities Corporation, a wholly owned subsidiary of National Holdings, Inc. (NASDAQ: NHLD), is acting as the sole underwriter for the offering. The Liquid Venture Partners group at National Securities Corporation was responsible for sourcing and executing the offering.

The Securities and Exchange Commission declared a registration statement relating to these securities effective on November 9, 2018. Interested parties may obtain copies of the final prospectus relating to this offering from:

National Securities Corporation
200 Vesey Street, 25th Floor
New York, NY 10281
Attn: Marguerite O’Brien
Telephone: (212) 417-8164
Email: prospectusrequest@nationalsecurities.com

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

About Eton Pharmaceuticals, Inc

Eton Pharmaceuticals, Inc., is a specialty pharmaceutical company focused on developing and commercializing innovative products utilizing the FDA’s 505(b)(2) regulatory pathway. Eton has a diversified pipeline of high-value product candidates in various stages of development.

Company Contact:

David Krempa
dkrempa@etonpharma.com
847-805-1077